Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 2, 2007	Contact: Keith Schroeder
Chief Financial Officer
(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES APPOINTMENT

TO BOARD OF DIRECTORS

PRYOR, OKLAHOMA (February 2, 2007) – Orchids Paper Products Company (AMEX:TIS) announced today that at a meeting held on February 2nd, the board of directors of Orchids increased the size of its board to seven and appointed Jeff Schoen to fill the newly created directorship.

“We are excited to bring someone with Jeff’s expertise onto our board” said Michael Sage, President and Chief Executive Officer of Orchids Paper Products Company. “Jeff has extensive experience in the private label, consumer products industry with our customer base, the discount retail market. We look forward to his contributions.”

Mr. Schoen worked for Cumberland Swan Holdings, Inc., a manufacturer of store brand personal care products, from 2002 to 2006, last serving as Executive Vice President and General Manager. Prior to joining Cumberland Swan Holdings, Inc., Mr. Schoen worked for Paragon Trade Brands, Inc., a manufacturer of store brand disposable diapers, from 1993 to 2002, last serving as Vice President-Operations.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products visit the Company’s website at http://www.orchidspaper.com.